Exhibit 99.1

560 Mission Street, Suite 2900 San Francisco, CA 94105 USA Tel: +1 415 738 6500 Fax: +1 415 738 6501 www.digitalrealty.com

For Additional Information:

A. William Stein	Pamela M. Garibaldi
Chief Financial Officer and	Vice President, Investor Relations and
Chief Investment Officer	Corporate Marketing
Digital Realty Trust, Inc.	Digital Realty Trust, Inc.
+1 (415) 738-6500	+1 (415) 738-6500

DIGITAL REALTY TRUST, INC. REPORTS THIRD QUARTER 2011 FFO OF $1.01 PER

DILUTED SHARE AND UNIT

Solid performance yields 24.7% year-over-year growth in FFO per diluted share and unit

San Francisco, Calif. (October 27, 2011) – Digital Realty Trust, Inc. (NYSE: DLR), a leading global provider of data center solutions, today announced financial results for the third quarter of 2011.

Highlights:

•

Reported FFO of $1.01 per diluted share and unit for the quarter ended September 30, 2011, up 24.7% from $0.81 per diluted share and unit in the third quarter of 2010. Excluding certain items that do not represent ongoing expenses or revenue streams in each quarter, third quarter 2011 FFO was $1.02 per diluted share and unit, up 13.3% from third quarter 2010 FFO of $0.90 per diluted share and unit;

•

Reported net income for the quarter ended September 30, 2011 of $37.7 million and net income available to common stockholders of $31.9 million, or $0.31 per diluted share, up from $0.11 per diluted share in the third quarter of 2010;

•	Completed the acquisition of a 69,000 square foot fully leased data center facility in Sacramento, California for a purchase price of $30.0 million;

•	Entered the Australian data center market with the acquisition of an 8.6 acre development site in Sydney, Australia for AU $10.1 million;

•	Completed second transaction in Australia with the acquisition of a 7.5 acre development site in Melbourne, Australia for AU $4.1 million;

•	Acquired a 130,000 square foot building for redevelopment in London, U.K. for a purchase price of £12.9 million;

•	Acquired a 5.1 acre site in Hillsboro, Oregon for a purchase price of $1.6 million for the development of a Build-to-Suit project;

•

Signed leases during the quarter ended September 30, 2011 totaling approximately 186,000 square feet of space at an average annual GAAP rental rate of approximately $111.00 per square foot, including non-technical space;

•

Commenced leases totaling approximately 249,000 square feet during the third quarter of 2011 at an average annual GAAP rental rate of approximately $98.00 per square foot, including non-technical space;

•

Issued approximately 4.1 million shares during the third quarter under the Company’s At-the-Market (“ATM”) equity distribution program for net proceeds totaling $237.6 million at an average price of $58.38 per share;

•

Launched a $1.5 billion multi-currency revolving credit facility expected to close in early November 2011 to replace the Company’s Corporate Revolving Credit Facility and Asia Pacific Revolving Credit Facility;

•	Closed a $100 million USD equivalent Asia Pacific Revolving Credit Facility with a $100 million USD equivalent accordion with the ability to borrow in Singapore and Australian Dollars;

•	Completed a 7.000% Series E Cumulative Redeemable Preferred Stock Offering selling 11.5 million shares, including the underwriter’s over-allotment option, raising net proceeds of $277.4 million; and

•	Narrowed 2011 guidance range to between $4.02 and $4.05 per diluted share and unit, increasing the midpoint of the range by $0.02.

Funds from operations (“FFO”) on a diluted basis was $121.3 million in the third quarter of 2011, or $1.01 per diluted share and unit, compared to $1.02 per diluted share and unit in the second quarter of 2011, and up 24.7% from $0.81 per diluted share and unit in the third quarter of 2010.

“Core FFO is FFO adjusted for certain items that we believe do not represent ongoing expenses or revenue streams of our core business. Third quarter 2011 core FFO was $1.02 per diluted share and unit, unchanged from the second quarter of 2011, and up 13.3% from third quarter 2010 core FFO of approximately $0.90 per diluted share and unit,” said A. William Stein, Chief Financial Officer and Chief Investment Officer of Digital Realty. “The decrease in reported FFO on a diluted share and unit basis in the third quarter, compared to the second quarter, was primarily due to transaction expenses and additional shares issued through our ATM equity distribution program. These two items were partially offset by foreign exchange transaction gains related to exchange rate movement on Euro and British Pound Sterling draws on our Corporate Revolving Credit Facility.”

FFO is a supplemental non-GAAP performance measure used by the real estate industry to measure the operating performance of real estate investment trusts. FFO and core FFO should not be considered as substitutes for net income determined in accordance with U.S. GAAP as measures of financial performance. A reconciliation from U.S. GAAP net income available to common stockholders to FFO, a definition of FFO, a reconciliation from FFO to core FFO, and a definition of core FFO is included as an attachment to this press release.

Net income for the third quarter of 2011 was $37.7 million, down 1.3% from $38.2 million in the second quarter of 2011 and up 59.7% from $23.6 million in the third quarter of 2010. Net income available to common stockholders in the third quarter of 2011 was $31.9 million, or $0.31 per diluted share, compared to $32.0 million, or $0.33 per diluted share, in the second quarter of 2011, and up from $9.6 million, or $0.11 per diluted share, in the third quarter of 2010.

The Company reported total operating revenues of $273.5 million in the third quarter of 2011, up 2.1% from $267.9 million in the second quarter of 2011 and up 15.2% from $237.5 million in the third quarter of 2010.

“Despite the volatile capital market conditions, Digital Realty delivered another strong performance in the third quarter. Consistent with our approach to managing our business during the 2008 downturn, we have remained focused on providing customers with a variety of data center solutions to support their IT infrastructure needs. When combined with our strong balance sheet, financial resources, and attractively priced capital, we are able to support our customers’ growth over the long term, while generating attractive risk-adjusted returns for our shareholders,” said Michael F. Foust, Chief Executive Officer of Digital Realty. “We believe our global operating platform, suite of flexible data center solutions and investment and development expertise will continue to make Digital Realty the best choice for enterprise customers looking for a reliable and financially secure data center partner.”

Acquisitions and Leasing Activity

On July 21, 2011, the Company entered the Australian market with the acquisition of an 8.6 acre development site in Sydney, Australia for a purchase price of approximately AU $10.1 million. This property is capable of supporting approximately 200,000 square feet of data center development with over 11.5 MW of IT capacity.

On July 26, 2011, the Company completed the acquisition of a 130,000 square foot building for redevelopment in London, U.K. for a purchase price of £12.9 million. The building is capable of supporting five 1,440 kW Turn-Key Datacenter® PODs with total IT capacity of 8 MW.

On August 19, 2011, the Company completed its second transaction in Australia with the acquisition of a 7.5 acre development site in Melbourne, Australia for a purchase price of approximately AU $4.1 million. The multi-phase project is capable of supporting the development of six 1,440 kW Turn-Key Datacenter® PODs. The timing and commencement of development is subject to finalizing development approvals for the site.

On August 26, 2011, the Company signed a long-term Build-to-Suit agreement in Hillsboro, Oregon. In conjunction with the Build-to-Suit agreement, Digital Realty acquired a 5.1 acre development site with utility power and telecommunications services already in place. The new 58,000 square foot facility to be constructed will include 18,250 square feet of technical space with 4.5 MW of IT capacity. Construction of the facility will occur in multiple phases, with the first phase scheduled for completion in August 2012.

On September 23, 2011, the Company acquired a 69,000 square foot data center facility located in Sacramento, California for a purchase price of $30.0 million. The site, which delivers 2,740 kW of critical load, is 100% leased on a long term, triple net basis to a leading business continuity and network services provider.

Subsequent to quarter end, on October 19, 2011, the Company entered into a 50/50 joint venture partnership with Clise Properties, Inc. to redevelop a parking garage to include four floors of data center space in Seattle, Washington. The site will support 4,100 kW of IT capacity.

The Company signed leases during the quarter ended September 30, 2011 totaling approximately $21.9 million of annualized GAAP rental revenue, including $1.1 million of colocation revenue. Leases signed totaled over 186,000 square feet, consisting of approximately 54,000 square feet of Turn-Key Datacenter® space leased at an average annual GAAP rental rate of approximately $164.00 per square foot, 96,000 square feet of Build-to-Suit space leased at an average annual GAAP rental rate of approximately $112.00 per square foot, and approximately 37,000 square feet of non-technical space leased at an average annual GAAP rental rate of approximately $33.00 per square foot.

For the quarter ended September 30, 2011, the Company commenced leases totaling approximately $25.4 million of annualized GAAP rental revenue, including approximately $1.0 million of colocation revenue. Commenced leases totaled approximately 249,000 square feet, consisting of over 101,000 square feet of Turn-Key Datacenter space leased at an average annual GAAP rental rate of approximately $161.00 per square foot, 56,000 square feet of Built-to-Suit space leased at an average annual GAAP rental rate of approximately $100.00 per square foot, approximately 47,000 square feet of Powered Base Building space leased at an average annual GAAP rental rate of approximately $24.00 per square foot, and over 44,000 square feet of non-technical space leased at an average annual GAAP rental rate of approximately $31.00 per square foot.

As of October 27, 2011, the Company’s portfolio comprised 98 properties, excluding three properties held in unconsolidated joint ventures, consisting of 136 buildings totaling approximately 17.4 million net rentable square feet, including 2.1 million square feet of space held for redevelopment. The portfolio is strategically located in 31 key technology markets throughout North America, Europe, Singapore and Australia.

Balance Sheet Update

Total assets grew to approximately $5.8 billion at September 30, 2011, up from approximately $5.7 billion at June 30, 2011. Total debt at September 30, 2011 was approximately $2.8 billion, down from $3.1 billion at June 30, 2011. Stockholders’ equity was approximately $2.5 billion at September 30, 2011, up from approximately $2.1 billion at June 30, 2011.

In August 2011, the Company exchanged the remaining $48.3 million aggregate principal amount of its 4.125% Exchangeable Senior Debentures due 2026 for a combination of shares of its common stock and cash.

For the three months ended September 30, 2011, under its ATM equity distribution program, the Company issued approximately 4.1 million shares of common stock for net proceeds totaling approximately $237.6 million at an average price of $58.38 per share. The proceeds have been used to repay borrowings under the Company’s revolving credit facility, to acquire additional properties, to fund development and redevelopment opportunities and for general corporate purposes.

On September 15, 2011, the Company completed an offering of its 7.000% Series E Cumulative Redeemable Preferred Stock selling 11.5 million shares, including shares sold pursuant to the underwriters’ exercise in full of their over-allotment option, and raised net proceeds of $277.4 million.

During the third quarter, holders of the Company’s Series C Convertible Preferred Stock converted approximately 145,000 shares of the Series C Convertible Preferred Stock with a liquidation preference value of $3.6 million into 77,000 newly issued shares of common stock at the request of holders pursuant to the terms of such preferred stock. This comprised approximately 2% of the Series C Convertible Preferred Stock outstanding at December 31, 2010. Holders of the Company’s Series D Convertible Preferred Stock converted approximately 691,000 shares of the Series D Convertible Preferred Stock with a liquidation preference value of $17.3 million into approximately 423,000 newly issued shares of common stock at the request of holders pursuant to the terms of such preferred stock. This comprised approximately 5% of the Series D Convertible Preferred Stock outstanding at December 31, 2010.

“We continued our strategy of accessing attractively priced capital with the issuance of the 7.000% Series E Cumulative Redeemable Preferred Stock and through sales under our ATM equity distribution program,” said Mr. Stein. “At the same time, we expect to close the syndication of a $1.5 billion multi-currency, unsecured revolving credit facility in early November. These efforts will further strengthen our balance sheet, increase our liquidity and provide sufficient capital to fund the growth of the Company.”

The Company plans to provide its initial 2012 guidance in January 2012.

2011 Revised Outlook

FFO per diluted share and unit for the year ending December 31, 2011 is projected to range between $4.02 and $4.05. This guidance represents expected FFO growth of 18.6% to 19.5% over 2010 FFO of $3.39 per diluted share and unit. After adjusting for certain items that do not represent core revenue and expense streams for the full years 2011 and 2010, core FFO per diluted share and unit for the year ending December 31, 2011 is projected to be between $4.07 and $4.09, which represents expected core FFO growth of 16.6% to 17.2% over the 2010 core FFO of $3.49 per diluted share and unit adjusted for $0.10 of non-core revenue and expense items. A reconciliation of the range of 2011 projected net income to projected FFO as reported and core FFO is as follows:

	Low			High
Net income available to common stockholders per diluted share	$1.34	—		$1.37
Add:
Real estate depreciation and amortization as adjusted for noncontrolling interests			$3.00
Less:
Dilutive impact of convertible stock and exchangeable debentures			($0.32)

Projected FFO per diluted share	$4.02	—		$4.05

As adjusted for items that do not represent core expense and revenue streams:
Reported Q1 items			$0.01
Reported Q2 items			$0.01
Reported Q3 items			$0.01
Projected Q4 transaction expenses and FX impact			$0.02 - $0.01

Projected core FFO per diluted share	$4.07	—		$4.09

Fiscal year 2011 guidance provided by Digital Realty in this press release is based on the following updated assumptions:

•	Acquisitions of income producing properties for the year totaling $150 million to $180 million at average cap rate of 8% to 9%;

•	Commencement of leases contributing $95 million to $105 million of GAAP rental revenue on an annualized basis;

•	Development and redevelopment capital expenditures of $550 million to $600 million;

•	Total G&A expense of $55 million to $56 million; and

•	Total transactions expense of $6 million to $7 million.

Investor Conference Call Details

Digital Realty will host a conference call on Thursday, October 27, 2011 at 10:00 am PT / 1:00 pm ET to discuss its third quarter 2011 financial results and operating performance. The conference call will feature Chief Executive Officer, Michael Foust, and Chief Financial Officer and Chief Investment Officer, A. William Stein. To participate in the live call, investors are invited to dial +1 (888) 701-6680 (for domestic callers) or +1 (706) 634-5458 (for international callers) and quote the conference ID #94758611 at least five minutes prior to start time. A live webcast of the call will be available via the Investors section of Digital Realty’s website at www.digitalrealty.com. Please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen to the live conference call, a telephone and webcast replay will be available until 11:59 pm ET on Thursday, November 10, 2011. The telephone replay can be accessed two hours after the call by dialing +1 (855) 859-2056 (for domestic callers) or +1 (404) 537-3406 (for international callers) and using the conference ID #94758611. The webcast replay can be accessed on Digital Realty’s website immediately after the live call has concluded.

About Digital Realty

Digital Realty Trust, Inc. focuses on delivering customer driven data center solutions by providing secure, reliable and cost effective facilities that meet each customer’s unique data center needs. Digital Realty’s customers include domestic and international companies across multiple industry verticals ranging from information technology and Internet enterprises, to manufacturing and financial services. Digital Realty’s 98 properties, excluding three properties held as investments in unconsolidated joint ventures, comprise approximately 17.4 million square feet as of October 27, 2011, including 2.1 million square feet of space held for redevelopment. Digital Realty’s portfolio is located in 31 markets throughout Europe, North America, Singapore and Australia. Additional information about Digital Realty is included in the Company Overview, which is available on the Investors page of Digital Realty’s website at http://www.digitalrealty.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially, including statements related to the Company’s 2011 guidance and its underlying assumptions, supply and demand for data center space, rent from leases that have been signed but have not yet commenced and other contracted rent to be received in future periods, development and redevelopment plans, expected timing, size and IT capacity of development and redevelopment projects, and the syndication of the expanded $1.5 billion multi-currency revolving credit facility. These risks and uncertainties include, among others, the following: the impact of the recent deterioration in global economic, credit and market conditions, including the downgrading of the U.S. government’s credit rating; current local economic conditions in our geographic markets; decreases in information technology spending, including as a result of economic slowdowns or recession; adverse economic or real estate developments in our industry or the industry sectors that we sell to (including risks relating to decreasing real estate valuations and impairment charges); our dependence upon significant tenants; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; defaults on or non-renewal of leases by tenants; our failure to obtain necessary debt and equity financing; increased interest rates and operating costs; risks associated with using debt to fund our business activities, including re-financing and interest rate risks, our failure to repay debt when due, adverse changes in our credit ratings or our breach of covenants or other terms contained in our loan facilities and agreements; financial market fluctuations; changes in foreign currency exchange rates; our inability to manage our growth effectively; difficulty acquiring or operating properties in foreign jurisdictions; our failure to successfully integrate and operate acquired or redeveloped properties; risks related to joint venture investments, including as a result of our lack of control of such investments; delays or unexpected costs in development or redevelopment of properties; decreased rental rates or increased vacancy rates; increased competition or available supply of data center space; our inability to successfully develop and lease new properties and space held for redevelopment; difficulties in identifying properties to acquire and completing acquisitions; our inability to acquire off-market properties; our inability to comply with the rules and regulations applicable to reporting companies; our failure to maintain our status as a REIT; possible adverse changes to tax laws; restrictions on our ability to engage in certain business activities; environmental uncertainties and risks related to natural disasters; losses in excess of our insurance coverage; changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and changes in local, state and federal regulatory requirements, including changes in real estate and zoning laws and increases in real property tax rates. Additional risks and uncertainties related to the syndication of an expanded $1.5 billion multicurrency credit facility include receipt of lender commitments, risks that the terms of any lender commitments may be less favorable than we anticipate, satisfaction of closing conditions and negotiation and execution of final documentation. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Digital Realty Trust, Inc. and Subsidiaries

Condensed Consolidated Income Statements

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Operating Revenues:
Rental	$206,846	$184,204	$606,447	$492,342
Tenant reimbursements	56,656	52,975	159,801	131,630
Construction management	9,372	307	24,948	2,757
Other	602	—	902	—

Total operating revenues	273,476	237,486	792,098	626,729

Operating Expenses:
Rental property operating and maintenance	82,164	73,863	226,224	180,393
Property taxes	13,055	14,030	40,488	39,499
Insurance	1,961	2,168	6,010	5,749
Construction management	7,391	293	20,327	1,411
Depreciation and amortization	79,047	70,128	229,813	187,520
General and administrative	14,600	11,878	41,082	34,971
Transactions	3,632	4,666	5,053	7,214
Other	—	59	90	226

Total operating expenses	201,850	177,085	569,087	456,983

Operating income	71,626	60,401	223,011	169,746
Other Income (Expenses):
Equity in earnings (losses) of unconsolidated joint ventures	1,390	1,061	3,656	3,994
Interest and other income	2,218	327	2,862	392
Interest expense	(37,078)	(36,737)	(112,494)	(100,801)
Tax expense	(461)	(343)	(1,122)	(1,593)
Loss from early extinguishment of debt	(6)	(1,083)	(984)	(2,624)

Net Income	37,689	23,626	114,929	69,114
Net income attributable to noncontrolling interests	(1,345)	(590)	(4,380)	(2,041)

Net Income Attributable to Digital Realty Trust, Inc.	36,344	23,036	110,549	67,073
Preferred stock dividends	(4,436)	(9,194)	(15,671)	(29,396)
Costs on redemption of preferred stock	—	(4,203)	—	(4,203)

Net Income Available to Common Stockholders	$31,908	$9,639	$94,878	$33,474

Net income per share available to common stockholders:
Basic	$0.32	$0.11	$0.99	$0.41
Diluted	$0.31	$0.11	$0.97	$0.40
Weighted average shares outstanding:
Basic	100,588,235	87,908,953	96,137,611	82,111,128
Diluted	101,912,342	90,136,912	97,316,650	84,137,205

Digital Realty Trust, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2011		December 31, 2010
ASSETS	(unaudited	)
Investments in real estate
Properties:
Land	$522,309		$478,629
Acquired ground leases	6,375		6,374
Buildings and improvements	5,001,137		4,459,047
Tenant improvements	291,452		283,492

Total investments in properties	5,821,273		5,227,542
Accumulated depreciation and amortization	(838,034)		(660,700)

Net investments in properties	4,983,239		4,566,842
Investment in unconsolidated joint ventures	18,423		17,635

Net investments in real estate	5,001,662		4,584,477
Cash and cash equivalents	38,732		11,719
Accounts and other receivables, net	90,647		70,337
Deferred rent	231,825		190,067
Acquired above market leases, net	31,822		40,539
Acquired in place lease value and deferred leasing costs, net	315,963		334,366
Deferred financing costs, net	22,084		22,825
Restricted cash	55,230		60,062
Other assets	38,447		15,091

Total Assets	$5,826,412		$5,329,483

LIABILITIES AND EQUITY
Revolving credit facilities	$163,113		$333,534
Unsecured senior notes, net of discount	1,440,828		1,066,030
Exchangeable senior debentures	266,400		353,702
Mortgage loans, net of premiums	916,199		1,043,188
Other secured loan	10,500		10,500
Accounts payable and other accrued liabilities	289,560		237,631
Accrued dividends and distributions	—		51,210
Acquired below market leases, net	78,724		93,250
Security deposits and prepaid rents	84,208		85,775

Total Liabilities	3,249,532		3,274,820

Equity:
Stockholders’ equity	2,516,343		1,962,518
Noncontrolling interests	60,537		92,145

Total Equity	2,576,880		2,054,663

Total Liabilities and Equity	$5,826,412		$5,329,483

Digital Realty Trust, Inc. and Subsidiaries

Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Net income available to common stockholders	$31,908	$31,990	$9,639	$94,878	$33,474
Adjustments:
Noncontrolling interests in operating partnership	1,421	1,582	537	4,655	2,070
Real estate related depreciation and amortization (1)	78,550	76,405	69,810	228,461	186,502
Real estate related depreciation and amortization related to investment in unconsolidated joint ventures	918	893	1,058	2,703	2,519

FFO available to common stockholders and unitholders (2)	$112,797	$110,870	$81,044	$330,697	$224,565

Basic FFO per share and unit	$1.07	$1.10	$0.87	$3.28	$2.56
Diluted FFO per share and unit (2)	$1.01	$1.02	$0.81	$3.04	$2.39
Weighted average common stock and units outstanding
Basic	105,069	101,056	93,421	100,846	87,638
Diluted (2)	120,235	117,845	113,235	117,899	107,175

(1) Real estate related depreciation and amortization was computed as follows:

Depreciation and amortization per income statement	79,047	76,848	70,128	229,813	187,520
Non-real estate depreciation	(497)	(443)	(318)	(1,352)	(1,018)

	$78,550	$76,405	$69,810	$228,461	$186,502

(2)	At September 30, 2011, we had 5,126 series C convertible preferred shares and 8,826 series D convertible preferred shares outstanding that were convertible into 2,784 common shares and 5,604 common shares on a weighted average basis for the three months ended September 30, 2011, respectively. For the three and nine months ended September 30, 2011, we have excluded the effect of dilutive series E preferred stock, that may be converted upon the occurrence of specified change in control transactions as described in the articles supplementary governing the series E preferred stock, which we consider highly improbable; if included, the dilutive effect for the three and nine months ended September 30, 2011 would be 914 and 308 shares, respectively. In addition, we had a balance of $266,400 of 5.50% exchangeable senior debentures that were exchangeable for 6,368 common shares on a weighted average basis for the three months ended September 30, 2011. See below for calculations of diluted FFO available to common stockholders and unitholders and weighted average common stock and units outstanding.

	Three Months Ended			Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
FFO available to common stockholders and unitholders	$112,797	$110,870	$81,044	$330,697	$224,565
Add: Series C convertible preferred dividends	1,402	1,441	1,914	4,675	5,742
Add: Series D convertible preferred dividends	3,034	3,272	4,739	10,996	14,223
Add: 5.50% exchangeable senior debentures interest expense	4,050	4,050	4,050	12,150	12,150

FFO available to common stockholders and unitholders —diluted	$121,283	$119,633	$91,747	$358,518	$256,680

Weighted average common stock and units outstanding	105,069	101,056	93,421	100,846	87,638
Add: Effect of dilutive securities (excluding series C and D convertible preferred stock and 5.50% exchangeable senior debentures)	410	1,216	1,622	871	1,420
Add: Effect of dilutive series C convertible preferred stock	2,784	2,865	3,666	3,097	3,660
Add: Effect of dilutive series D convertible preferred stock	5,604	6,419	8,316	6,775	8,257
Add: Effect of dilutive 5.50% exchangeable senior debentures	6,368	6,289	6,210	6,310	6,200

Weighted average common stock and units outstanding — diluted	120,235	117,845	113,235	117,899	107,175

Digital Realty Trust, Inc. and Subsidiaries

Reconciliation of Funds From Operations (FFO) to Core Funds From Operations (CFFO)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
FFO available to common stockholders and unitholders — diluted	$121,283	$119,633	$91,747	$358,518	$256,680
Termination fees and other non-core revenues (3)	(2,542)	(5)	(565)	(2,842)	(3,604)
Significant transaction expenses	3,632	740	4,666	5,053	7,214
Loss from early extinguishment of debt	6	363	1,083	984	2,624
Costs on redemption of preferred stock	—	—	4,203	—	4,203
Other non-core expense adjustments (4)	—	—	400	174	852

CFFO available to common stockholders and unitholders — diluted	$122,379	$120,731	$101,534	$361,887	$267,969

Diluted CFFO per share and unit	$1.02	$1.02	$0.90	$3.07	$2.50

(3)	Includes one-time fees, proceeds and certain other adjustments that are not core to our business.
(4)	Includes reversal of accruals and certain other adjustments that are not core to our business.

Note Regarding Funds From Operations

Digital Realty Trust calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty Trust also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.

Core Funds from Operations

We present core funds from operations, or CFFO, as a supplemental operating measure because, in excluding certain items that do not reflect ongoing revenue or expense streams, it provides a performance measure that, when compared year over year, captures trends in our core business operating performance. We calculate CFFO by adding to or subtracting from FFO (i) termination fees and other non-core revenues, (ii) significant transaction expenses, (iii) loss from early extinguishment of debt, (iv) costs on redemption of preferred stock, (v) significant property tax adjustments, net and (vi) other non-core expense adjustments. Because certain of these adjustments have a real economic impact on our financial condition and results from operations, the utility of CFFO as a measure of our performance is limited. Other equity REITs may not calculate CFFO in a consistent manner. Accordingly, our CFFO may not be comparable to other REITs’ CFFO. CFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.